As filed with the Securities and Exchange Commission on October 11, 2019.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

MetroCity Bankshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

______________________

Georgia	47-2528408
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5114 Buford Highway
Doraville, Georgia 30340

(Address, Including Zip Code, of Principal Executive Offices)

MetroCity Bankshares, Inc. 2018 Omnibus Incentive Plan

(Full Title of the Plan)

Farid Tan
President and
Chief Financial Officer
MetroCity Bankshares, Inc.
5114 Buford Highway
Doraville, Georgia 30340
(770) 455-4989

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

With a copy to: John B. Shannon, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	240,000 (1)	$12.70 (3)	$3,048,000 (3)	$396
Common Stock, $0.01 par value per share	2,160,000 (2)	$13.35 (4)	$28,836,000 (4)	$3,743

(1)	Represents shares of common stock, par value $0.01 per share (“Common Stock”) of MetroCity Bankshares, Inc., Inc. (the “Company”) reserved for issuance upon the exercise of outstanding stock options granted under the MetroCity Bankshares, Inc. 2018 Omnibus Incentive Plan (the “Plan”), including additional shares of Common Stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Represents shares of Common Stock reserved for issuance pursuant to the grant or exercise of awards under the Plan, including additional shares of Common Stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(3)	Determined in accordance with Rule 457(c) under the Securities Act of 1933, as amended, the registration fee calculation is based on the exercise price of the outstanding stock options.

(4)	Determined in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the average of the high and low prices of the Company’s common stock as reported on the NasdaqGS on October 9, 2019.

PART I

INFORMATION REQUIRED IN The Section 10(a) Prospectus

(a)       The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)       Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Farid Tan, the Company’s President and Chief Financial Officer, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1)       The Company’s prospectus filed on September 4, 2019, pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-233625), which contains audited financial statements for the Company’s fiscal year ended December 31, 2018;

(2)       All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2018;

(3)       The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on September 27, 2019, including any amendment or report filed for the purpose of updating such description; and

(4)       All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.

Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

In accordance with Article Eight of the Company’s bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified or reimbursed by the Company for reasonable expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which such person shall be made a party by reason of the fact that such person is or was a director, trustee, officer, employee, or agent of the corporation, or that such person is or was serving, at the request of the corporation, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. No person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding as to which such person shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct, or criminal acts in the performance of their duties to the corporation, or to such other firm, corporation, trust, organization, or enterprise. In addition, no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been the subject of a compromise settlement, except with the approval of  (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of the corporation, or (iii) a majority of the members of the board of directors then holding office excluding the votes of any directors who are parties to the same or substantially the same action, suit, or proceeding.

Pursuant to Article Eight of the Company’s bylaws, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the board of directors in the specific case, or if authorized in accordance with procedures adopted by the board of directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Except as indicated below as being incorporated by reference to another filing with the Commission by the Company, the following exhibits to this registration statement are being filed herewith:

Exhibit Number	Description

4.1	Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-233625), filed with the Securities and Exchange Commission on September 4, 2019)

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-233625), filed with the Securities and Exchange Commission on September 4, 2019)

5.1	Opinion of Alston & Bird LLP

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Crowe LLP

24.1	Power of Attorney (included on signature page)

99.1	MetroCity Bankshares, Inc. 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-233625), filed with the Securities and Exchange Commission on September 4, 2019)

Item 9.	Undertakings.

(a)       The undersigned Company hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 11, 2019.

MetroCity Bankshares, Inc.

By:	/s/ Nack Y. Paek
Nack Y. Paek
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nack Y. Paek and Farid Tan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nack Y. Paek	Chairman; Chief Executive Officer (Principal Executive Officer)	October 11, 2019
Nack Y. Paek

/s/ Farid Tan	President; Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2019
Farid Tan

/s/ William M. Hungeling	Director	October 11, 2019
William M. Hungeling

/s/ Howard Hwasaeng Kim	Director	October 11, 2019
Howard Hwasaeng Kim

/s/ Francis Lai	Director	October 11, 2019
Francis Lai

/s/ Don Leung	Director	October 11, 2019
Don Leung

/s/ Feiying Lu	Director	October 11, 2019
Feiying Lu

/s/ Young Park	Director	October 11, 2019
Young Park

/s/ Ajit Patel	Director	October 11, 2019
Ajit Patel

/s/ Frank S. Rhee	Director	October 11, 2019
Frank S. Rhee

/s/ Sam Sang-Koo Shim	Director	October 11, 2019
Sam Sang-Koo Shim